EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MiMedx Group, Inc. and Subsidiaries on Form S-8 of (a) our reports dated February 29, 2016, with respect to the consolidated financial statements of MiMedx Group, Inc. and the effectiveness of internal control over financial reporting of MiMedx Group, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 29, 2016 with the Securities and Exchange Commission; and (b) our report dated March 31, 2016, relating to the balance sheets of Stability Inc. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, filed with the MiMedx Group, Inc. Form 8-K/A filed on March 31, 2016 with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
June 7, 2016